Exhibit 99

FOR IMMEDIATE RELEASE

August 31, 2007

Company:	Dominion E&P

Contacts:
Media:	Dan Donovan, 412-237-2900, ddonovan@dom.com
Analysts:	Joseph O'Hare, 804-819-2156, Joseph.OHare@dom.com

DOMINION CLOSES ON FINAL PLANNED E&P SALE

•      Proved reserves of 780 Bcfe sold to Linn Energy LLC for approximately $2 billion
•      E&P sales total $13.9 billion for 5.5 Tcfe of proved reserves
•      1 Tcfe of proved Appalachian reserves retained

RICHMOND, Va. – Dominion (NYSE: D) announced today that it has closed on the sale of its Mid-Continent natural gas and oil exploration and production properties, the final of several planned E&P property sales conducted as part of the company’s strategic refocusing on its power generation and energy distribution, transmission, storage and retail businesses.

Dominion sold approximately 780 billion cubic feet equivalent (Bcfe) of proved natural gas and oil reserves as of Dec. 31, 2006 to Linn Energy LLC for approximately $2 billion.  The properties are primarily in Oklahoma. Proceeds from this sale will be used for general corporate purposes, including share re-purchases.

Dominion has sold about 5.5 trillion cubic feet equivalent (Tcfe) of proved reserves for approximately $13.9 billion over the last three months.

The company remains one of the largest producers in the Appalachian Basin, with approximately 1 Tcfe of proved reserves as of Dec. 31, 2006. The Appalachian operations are lower risk and fit well strategically with Dominion’s natural gas gathering, pipeline and storage system.

Dominion was advised in the sale by the investment banking firms of JPMorgan, Lehman Brothers and Juniper Advisory LP.  BakerBotts LLP and McGuireWoods LLP are the company’s legal advisers for the sale.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 26,500 megawatts of generation, 7,800 miles of natural gas transmission pipeline and 1 Tcfe of proved natural gas and oil reserves. Dominion also owns and operates the nation's largest underground natural gas storage system with about 960 billion cubic feet of storage capacity and serves retail energy customers in 11 states. For more information about Dominion, visit the company's Web site at http://www.dom.com/.